Exhibit 3.4

BY-LAWS OF
“SANTANDER US DEBT, S.A.”

HEADING I. NAME, OBJECTIVE AND REGISTERED OFFICE.

ARTICLE 1. The name of the company is “SANTANDER US DEBT, S.A.”

A business corporation is created with the aforementioned name, to be governed by these By-laws and with respect to anything not contemplated herein, by the provisions of the “Ley de Sociedades Anónimas” (Corporations Act) and any other applicable provisions.

ARTICLE 2. The company’s exclusive objective is the issuing of senior debt with the guarantee of Banco Santander Central Hispano, S.A. Such objective will be implemented in compliance with the requirements established in each case by current legislation.

ARTICLE 3. The duration of the company is established for an indefinite period of time. However, in compliance with the requirements envisaged in the Act and these By-laws, the shareholders in a general meeting may at any time agree to its dissolution and liquidation, its merger with other companies or its spin-off into another company or other companies.

ARTICLE 4. The company shall commence its activity on the day of the execution of the instrument of incorporation.

ARTICLE 5. The registered office of the company is established in Boadilla del Monte (Madrid), Ciudad Grupo Santander, Avenida de Cantabria s/n, Edificio Encinar.

The Administrative Body of the company may transfer the registered office within the same city and also create, eliminate or transfer branches, agencies or delegations, both within the same country and abroad, as necessary or appropriate for the implementation of the company’s activity.

HEADING II.  SHARE CAPITAL AND SHARES.

ARTICLE 6. The share capital is established at ONE HUNDRED AND TWENTY THOUSAND (120,000) Euros. Such capital is divided into and represented by ONE THOUSAND AND TWO HUNDRED (1,200) ordinary registered shares of a single series, having a nominal value of ONE HUNDRED (100) Euros each and numbered from one (1) to one thousand and two hundred (1,200), both inclusive. All of the shares are subscribed and fully paid.

ARTICLE 7. The shares shall be represented by certificates, which may be single or multiple.  Each share certificate shall necessarily contain the minimum references indicated by the Act, especially the limitations to transferability established herein.

ARTICLE 8. The share grants to its legitimate holder the status of shareholder and entails for the latter full and total respect for the provisions contained herein and in the resolutions validly adopted by the governing bodies of the company, whilst at the same time authorising the holder to exercise the rights inherent in the status of shareholder, in accordance with these By-laws.

ARTICLE 9. The following requirements shall be observed in any transfer of shares through inter vivos acts for valuable consideration to other persons:

The shareholder wishing to transfer his/her shares or any of them should notify such fact to the Directors in writing, stating the number, the price and the purchaser, indicating his/her address. In turn, the Directors, within a period of ten calendar days, should notify such fact to all of the other shareholders to their registered addresses. Within thirty calendar days following the date of such notification to the shareholders, the latter may choose to acquire the shares. If several shareholders exercise such right, the shares will be distributed among them among them in proportion to the shares they hold, any surplus resulting from the division being assigned to the opting shareholder with the greatest number of shares. After such time has elapsed, the Company, within a further period of twenty calendar days starting from the extinction of the prior period, may choose between allowing the proposed transfer or acquiring the shares for itself, in the legally permitted manner. Once this period of time has elapsed without the shareholders or the Company having made use of the right of preferred acquisition, the shareholder shall be free to transfer his/her shares to the person and under the conditions notified to the Directors, provided that such transfer takes place within the two months following the termination of the last time period indicated. In order to exercise this right of preferred acquisition, the purchase price, in the event of discrepancy, shall be that designated by the Company’s auditors, and if the Company is not under an obligation to verify its accounts, by the auditor designated, at the request of any of the parties, by the Mercantile Registrar of the Company’s registered office.

Transfers made to the spouse, ascending or descending relatives or siblings of the shareholder disposing of his/her shares are not subject to any limitation whatsoever. The Company will not recognise any inter vivos transfer of shares that is not subjected to the regulations established in this article, be it voluntary, the subject of litigation or under a court order, what is stated in the following article being observed in the two latter cases.

ARTICLE 10. An identical system shall be applied in cases of acquisition in judicial, extrajudicial and administrative enforcement proceedings, the calculation of the respective time periods commencing from the time the successful bidder notifies the acquisition to the Directors.

In the cases indicated in this article, in order to reject the entry of the transfer in the Share Register, the Company should present one or several acquirers of shares to the offerer, such acquirers being shareholders who have stated their proposal to make an acquisition, or in the absence of the latter, make an offer to acquire the shares itself at their determined value, in the manner established by law. This article will not be applicable to acquisitions made by the spouse, ascending or descending relatives or siblings.

ARTICLE 11. The shares will appear in a Share Register, kept by the Company and duly legalised by the Mercantile Registry, in which successive transfers of shares will be recorded, stating the name, surname(s), business name (where applicable), nationality and domicile of the successive holders, as well as rights in rem and other encumbrances generally established on such shares.

Only shareholders recorded in the aforementioned Share Register will be considered as such by the Company.

Upon application, any shareholder may examine the Share Register.

The Company may only rectify entries considered false or inaccurate when it has notified the interested parties of its intention to so proceed and the latter have not opposed such action within the thirty days following such notification.

ARTICLE 12. The shares are indivisible. Joint holders of a share respond jointly and severally before the Company with respect to any obligations arising from their status as shareholders, and they should designate one person to exercise in their name the rights inherent in their shareholder status. The same rule shall apply to other cases of jointly-held rights on the shares.

ARTICLE 13. In the case of beneficial ownership of shares, shareholder status is vested in the sole owner. All other relations between the beneficial owner and the sole owner and the other contents of the sole ownership, with respect to the Company, shall be governed by the document establishing such right, notified to the Company, for its entry in the Share Register. In its absence, the beneficial ownership shall be governed by what is established in the “Ley de Sociedades Anónimas” (Corporations Act) and with respect to anything not contemplated therein, by the applicable civil law.

ARTICLE 14. In the event of pledge or seizure of shares, the provisions of the Corporations Act shall apply.

HEADING III. CORPORATE BODIES.

ARTICLE 15. The Corporate Bodies are the General Meeting of Shareholders and the Board of Directors.

The above is notwithstanding any other positions which may be appointed by the shareholders at a General Meeting, by the provisions of the By-laws or by the provisions of the Corporations Act.

a)	GENERAL MEETING OF SHAREHOLDERS

ARTICLE 16. The shareholders, established in a duly convened General Meeting, shall decide on the majority of matters within the sphere of responsibility of the General Meeting. All shareholders (including those dissenting and those who are absent from the meeting) shall be subject to the resolutions of the General Meeting. Excepted are the rights of separation and objection established by the Act.

ARTICLE 17. General Meetings may be Ordinary and Extraordinary, and must be convened by the Directors.

The Ordinary Meeting must be held within the first six months of each fiscal year in order to ratify management acts, approve (if applicable) the financial statements for the previous fiscal year and make resolutions concerning the application of earnings.

The Extraordinary Meeting is any shareholders’ meeting other than the Ordinary Meeting.

ARTICLE 18. The Ordinary or Extraordinary General Meeting shall be validly constituted, on first call, whenever the shareholders present or represented hold at least one quarter of the subscribed capital with voting rights. On second call, the meeting shall be considered valid whatever amount of capital is represented by the shareholders attending it.

ARTICLE 19. Notwithstanding the provisions of the previous article, in order for the shareholders in a General Meeting to validly agree on the issuing of debt instruments, the increase or reduction of share capital, the transformation, merger or spin-off of the company, or any other modification entailing the By-laws, half the subscribed capital with voting rights must be present on first call. On second call, the representation of one quarter of the subscribed capital with voting rights will be sufficient.

However, whenever the shareholders attending a meeting represent less than fifty percent of the subscribed capital with voting rights, the corporate resolutions referred to in this article may only be adopted with the favourable vote of two thirds of the capital present or represented at the General Meeting.

ARTICLE 20. All General Meetings must be convened by means of an announcement published in the Official Gazette of the Mercantile Registry and in one of the daily newspapers having the largest circulation in the province of the registered office, at least fifteen days prior to the date established for the Meeting, except for of cases of merger and spin-off, when a minimum of one month’s notice must be given.

The announcement shall state the date of the meeting on first call and the agenda. The date may also be stated, where applicable, of the meeting on second call, which must be at least twenty-four hours after the first. In any event, mention shall be made of the right of any shareholder to obtain from the Company, immediately and free of charge, the documents to be submitted to the shareholders’ meeting for approval, and where applicable, the report of the external auditors.

Nevertheless, the shareholders’ meeting shall be understood as convened and validly established to transact any business provided all the paid-up capital is present and the shareholders attending unanimously agree to the holding of the General Meeting.

ARTICLE 21. In any event, the General Meeting may be attended by the holders of shares that are entered in the Share Register five days prior to the date on which the General Meeting is to be held, and the holders of shares who evidence, by means of a public document, their correct acquisition of such shares from the person appearing in the Share Register as the holder. It is understood that by means of such accreditation, the Directors have been requested to make the respective entry in the Share Register.

ARTICLE 22. All shareholders entitled to attend may be represented at the General Meeting by another person. Such representation shall be granted in writing and especially for each General Meeting, in the terms and with the scope established in the Corporations Act.

This latter requirement will not be necessary whenever such representative is the spouse, an ascending or descending relative of the represented shareholder, or whenever such representative holds a general power of attorney granted in a public instrument with authorisation to administer all the net worth of the represented shareholder in domestic territory.

Such representation can always be revoked. The personal attendance of the represented shareholder at the General Meeting shall be considered a revocation.

ARTICLE 23. The Directors may convene an Extraordinary General Meeting whenever they consider it appropriate in corporate interests. They should also convene such a meeting when requested to do so by shareholders representing at least five percent of the share capital, such request expressing the business to be transacted at the Extraordinary General Meeting. In such a case the Extraordinary General Meeting should be convened to be held within the thirty days following the date of the respective notary’s requirement to the Directors, who shall of necessity include on the Agenda the business which is the object of such request.

ARTICLE 24. The Chairman and Secretary of the General Meetings shall be those persons holding such office on the Board of Directors. In their absence, such office shall be held by the shareholders elected by those present at the General Meeting.

ARTICLE 25. The resolutions of the General Meeting shall be adopted by majority, except in the cases envisaged in these By-laws and the Act where a special majority is required.

Each share gives the right to one vote.

Debates at General Meetings will be controlled by the Chairman, who shall give the floor to those requesting it and for the time established by him for each statement.

ARTICLE 26. The minutes of the General Meeting may be approved by the shareholders attending the General Meeting upon its conclusion, and otherwise within fifteen days by the Chairman and two certifying officers, one representing the majority and the other, the minority.

The minutes approved in any of these two forms shall be enforceable from the date of such approval.

Certifications of the minutes shall be issued and the resolutions shall be placed on public record by the persons legitimated for such purpose, according to these By-laws and the Regulations of the Mercantile Registry.

b)	ADMINISTRATION.

ARTICLE 27. The representation of the Company in legal proceedings and outside them is the responsibility of the Directors, acting as a decision-making body. The execution of its resolutions corresponds to the Director or Directors designated by the Board itself, and in their absence, to the Chairman or authorised officer holding powers of attorney to execute corporate resolutions and place them on public record.

The Directors may carry out and do everything contained in the corporate objective, and exercise all powers not expressly reserved by the Act or by these By-laws for the General Meeting of shareholders. Merely for illustrative purposes, the following powers and everything relating to them correspond to the Directors, widely and with no limitation whatsoever:

a) To acquire, dispose of, convey, encumber all types of personal and real property and to constitute, accept, modify and extinguish all types of personal and real rights, including mortgage rights; to lease any premises and offices for the company, including via financial leasing, at the price, with the interest, time limit and other conditions it may freely determine; to establish purchase option rights on such property.

b) To direct the management organisation of the Company and its business.

c) To execute all types of legal acts, contracts and business, with the agreements, clauses and conditions it considers appropriate to establish; to reach compromise in and accept arbitration; to take part in invitations to tender, auctions and direct awards, make proposals and accept supplies; to set up and liquidate temporary groupings or amalgamations of companies; to enter into security agreements with any ministerial department; to set up provisional and definite guarantees;  to request from banks, savings banks or other financial institutions the providing of such guarantees on behalf of the company; to sign the respective supporting documents. To acquire, encumber and convey by any title and in general, to undertake any and all operations concerning shares, bonds or other securities, and to undertake acts resulting in a holding in other companies, either by being a party to their incorporation or by subscribing for shares in capital increases or other security issuances.

d) To administer personal and real property; to make representations concerning construction and plantation, demarcations, boundaries, material divisions, mortgage modifications; to arrange, modify and extinguish leases and any other assignments of use and enjoyment.

e) To draw, accept, endorse, negotiate, intervene, collect, pay and protest bills of exchange and other draft documents.

f) To take out loans or credit facilities; to acknowledge debts and credits.

g) To dispose of, follow up, open and cancel accounts and deposits of all types with banks, official institutes and bodies and other institutions, doing everything permitted by legislation and banking practice. To rent and make use of safe deposit boxes.

h) To appoint and dismiss employees and representatives; to sign labour, transport and insurance contracts and those concerning the conveyance of business premises; to take delivery of and dispatch goods, remittances and drafts.

i) To appear before courts of any type in any jurisdiction and before all types of public bodies, in any capacity, and in all types of legal proceedings, including arbitration; to lodge appeals, including those of reversal, revision or invalidity; to ratify written documents and withdraw from proceedings, either directly or through lawyers and legal representatives, to whom it may grant the appropriate powers of attorney; to give evidence in legal proceedings, replying to interrogatories. To intervene in suspensions of payments, bankruptcy proceedings and bankruptcies; to attend General Meetings of shareholders; to grant grace periods, appoint receivers and trustees in bankruptcy, accepting or rejecting the proposals of the debtor, the accounts of the receivers and the order of preference of the credits; to accept, in payment of debt, the assignment of property of any kind; to reach compromise on rights and shares.

j) To execute and sign all types of public and private documents; to withdraw and collect any amount or fund from any public or private body, signing for such purpose acknowledgements of receipt, receipts, bills and documents of discharge of debt.

k) To make and respond to notarial requirements of all types.

l) To execute and where applicable, place on public record the resolutions adopted by the shareholders in a General Meeting.

m) To grant powers of attorney of all types, both judicial and extra-judicial, with the scope and authorisations it may freely determine, with the exception of powers that cannot be delegated legally or according to the By-laws, and to modify or revoke the powers of attorney granted.

ARTICLE 28. It is not necessary to be a shareholder in order to be a Director. Directors will be appointed by the shareholders in a General Meeting for a period of five years and may be re-elected indefinitely for periods of the same duration. Persons involved in any legal proceedings entailing incapacity or incompatibility, may not serve as Directors.

ARTICLE 29. The Board of Directors shall consist of a minimum of three and a maximum of eleven members. If any vacancies occur during the period for which they have been elected, the Board may designate from among the shareholders the persons who are to occupy such vacancies until the first General Meeting.

The Board shall be considered validly constituted whenever the meeting is attended by half plus one of its members, present or represented by another director. Such representation shall be conferred by means of a letter addressed to the Chairman.

Resolutions shall be adopted by the absolute majority of Directors attending the meeting.

The permanent delegation to the Executive Committee or to one or several Managing Directors of any or all the powers that can be delegated legally, as well as the designation of the Directors who will hold such office, shall require the favourable vote of two thirds of the members of the Board in order to be valid and will not take effect until it has been recorded in the Mercantile Register.

Written votes without a meeting will be considered valid if no Director opposes such procedure.

The discussions and resolutions of the Board of Directors shall be kept in a minutes book, which shall be signed by the Chairman and the Secretary. In the event of a tie, the Chairman shall have the casting vote.

The Board of Directors shall meet whenever so requested by two of its members or whenever agreed by the Chairman (or the acting Chairman), who is responsible for convening the respective meeting.

From among its members the Board of Directors shall elect its Chairman and Secretary, and where applicable, a Vice Chairman and a Deputy Secretary, provided such appointments had not been made by the shareholders at the General Meeting at the same time the Directors were elected or the persons in question did not hold such office at the time of re-election. The Secretary and the Deputy Secretary may or may not be Directors, in which case they shall be entitled to attend meetings but not to vote. The Secretary, and where applicable, the Deputy Secretary, even those who are not Directors, shall have powers of attorney to certify and place corporate resolutions on public record.

ARTICLE 30. The Board of Directors is responsible for distributing among its members, in the manner and amount it freely determines, the overall remuneration assigned to it each year by the shareholders in the General Meeting.

HEADING IV.    BUSINESS YEAR AND FINANCIAL STATEMENTS.

ARTICLE 31. The business year shall coincide with the natural year.

ARTICLE 32. In accordance with the provisions of the Commercial Code, the Company should keep orderly accounts, in line with its corporate activities, enabling operations to be followed up chronologically, as well as drawing up inventories and balance sheets. The books of account shall be legalised by the respective Mercantile Registry in the place of the registered office.

The Directors are under an obligation to draw up, within a maximum period of three months from the close of the business year, the annual financial statements, management report and proposed application of earnings. The annual financial statements shall comprise the balance sheet, the profit and loss account and the annual report. These documents, which form a single unit, should be clearly worded and give a true and fair view of the net worth, financial situation and earnings of the company, in accordance with what is established in the Act and the Commercial Code, and should be signed by all the Directors.

ARTICLE 33. Within the month following the approval of the annual financial statements, they shall be presented, together with the appropriate certification evidencing such approval and application of earnings, for filing with the Mercantile Registry in the manner determined by the Act.

ARTICLE 34. Once the legal reserve provisions and other legally-established provisions have been covered, the shareholders in a General Meeting may apply, from the income obtained in each financial year, the amount they consider appropriate for the voluntary reserve, contingency fund for investments and any other legally-permitted funds. The remainder, where applicable, shall be distributed as dividends among the shareholders in proportion to the capital paid up per share.

The payment of interim dividends will be subject to the provisions of the Act.

HEADING V.   DISSOLUTION AND LIQUIDATION.

ARTICLE 35. The Company shall be dissolved for the reasons envisaged by law.  Cases of merger or total spin-off are excepted from the liquidation period. In the case of dissolution, the liquidation will be entrusted to the Directors, who, acting as liquidators, shall undertake the liquidation and division in accordance with the resolutions of the General Meeting and current provisions, and if the number of Directors is an even number, the shareholders in a General Meeting shall designate by majority vote an additional person as Liquidator, in order for the number to be uneven.

ARTICLE 36. Once all creditors have been paid and the amount of credits has been consigned against the company, non-matured loans having been appropriately ensured, the resulting assets shall be divided among the shareholders, in accordance with the Act.

FINAL PROVISION.

All litigious corporate matters arising between the company and its Directors or shareholders, or among Directors and shareholders or among the shareholders themselves, shall be submitted to arbitration in equity in accordance with the current “Ley de Arbitraje” (Arbitration Act) of 5th December 1988, except in the case of objection to corporate resolutions.

All references made herein to “the Act” shall be understood as referring to the “Ley de Sociedades Anónimas” (Corporations Act).